Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-85094 of Dominion Resources, Inc. on Form S-8 of our report dated December 16, 2002, appearing in this Annual Report on Form 11-K of Thrift Plan of The Peoples Natural Gas Company for Employees Represented by the Gas Workers Union, Local 69 - Division I, SEIU, AFL-CIO for the year ended June 30, 2002.

/s/ Deloitte & Touche LLP

Richmond, Virginia
December 20, 2002